Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of May 1, 2011, by and between SurgiVision, Inc., a Delaware corporation (the “Company”), and Dr. Paul Bottomley (“Consultant”).

The Company and Consultant hereby agree that Consultant will advise the Company on matters relating to the field of internal MRI coils including advances in MRI hardware and software, in vivo and/or implantable MRI/RF safe probes, leads, electrodes, coils, catheters, and implantable interventional or diagnostic medical devices, such as implantable pulse generators, implantable leads, neuromodulation and/or deep brain stimulation devices and related operational MRI compatible software and hardware (the “Field”), under the following terms and conditions:

1. Consulting Services. Consultant’s responsibilities shall include the following activities (collectively referred to as the “Services”):

a)   informing the Company of new developments in the Field, subject to the provisions set forth in Section 2 below regarding non-disclosure under this Agreement;

b)   advising the Company on the Company’s research and development projects relating to the Field;

c)   advising the Company regarding development of prototype devices;

d)   assisting with technical evaluation of the Company’s methods, processes, devices, products and prototypes;

e) participating in scientific advisory committee meetings in relation to the Field, as the Company may request,

f)   timely disclosing to the Company patentable ideas, conceptions, and/or inventions resulting from services rendered under this Agreement (“Inventions”), whether conceived or reduced to practice by Consultant alone or with employees or other advisors or consultants to Company, and cooperating with the Company to prepare, file and prosecute patent applications for Inventions as are deemed necessary by the Company to publish or protect Inventions, by patent or otherwise, and to vest title to Inventions in the Company or its nominees, their successors or assigns; and

g)   cooperating with the Company to provide expert technical advice based on Consultant’s know-how for commercializing products in the Field, upon reasonable request from Company.

The Services shall be performed via telephone and correspondence and/or onsite at the Company’s facilities, and they may include meetings with personnel and other consultants at times and locations to be mutually agreed upon. In each instance, Consultant shall perform the Services only upon Company’s request and after the scope of the Services has been approved by Company.

2. Consultant’s Obligations to JHU. The parties acknowledge that the Johns Hopkins University, its Schools and Divisions, and the Johns Hopkins Hospital and Health System and its affiliated hospitals (“JHU”) is not a party to this Agreement, which is a private contract between Consultant and the Company. Therefore, JHU shall have no liability under this Agreement. The office address of Consultant may be identified in this Agreement for the purpose of convenient communication between the Company and Consultant. Consultant shall not use the facilities, equipment, materials, funds, or resources owned or administered by JHU or located on any of the premises of JHU, excluding those such materials, resources, or space that the Company is granted use of by JHU via formal institutional transactions, including rent of incubator space, hourly charges to the Company by JHU for services, and the like. Consultant shall not engage or employ students, trainees, post-doctoral fellows or other employees of JHU to provide services under this Agreement. JHU policies and Consultant’s obligations to JHU shall govern and be afforded primacy in the event a conflict arises between such obligations and policies in this Agreement. Consultant shall not disclose under this Agreement: (a) any invention, improvement, or other information that is proprietary to JHU and not generally available to the public without permission from the Johns Hopkins Technology Transfer Office, other than through formal institutional transactions; or (b) unpublished results of, or unpublished data from, research or clinical activity conducted at, by, or on behalf of JHU, except where said unpublished results or data are posted or made openly available to the scientific community, for example via electronic means, web-sites, on-line methods, on-line courses, and the like or except with the permission of Johns Hopkins Technology Transfer Office. Nothing in this Agreement shall in any way inhibit Consultant’s ability to conduct research and other academic activities at, through, or on behalf of JHU, or to lecture upon, submit for publication, publish, or otherwise disclose the results of such activities, regardless of the sponsor or field of such activities, during or at any time after the term of this Agreement.

3. Confidentiality. “Confidential Information” means all oral, written, graphic, or physical information, disclosed to Consultant under this Agreement, not generally available to the public, including without limitation, information related to Company’s products, processes, techniques, technology, formulae, research data, manufacturing methods, know-how, and trade secrets. All Confidential Information is and will be the exclusive property of Company and its affiliates. Consultant agrees not to use Confidential Information for any purposes other than the performance of the Services. Nothing in this Agreement shall limit or be construed to limit Consultant’s right to use, disseminate, or publish any information that: (a) is or becomes available to the public through no breach of this Agreement by Consultant; (b) was or is obtained by Consultant from a third party who had the legal right to disclose the information to Consultant; (c) is already in the possession of Consultant at the time it is communicated to Consultant under this Agreement (or any predecessor agreement hereto); (d) was developed by Consultant independently of and without reference to any information communicated to Consultant under this Agreement (or any predecessor agreement hereto); or (e) is required to be disclosed by law, government regulation, or court order.

4. Speaking, Non-Endorsement, and Publications. Consultant and Company agree that Company will not use Consultant’s name or likeness for the purpose of endorsement,

promotion or marketing of the Company or its products. Consultant shall not under this Agreement speak with or to any third parties in any context or manner that could reasonably constitute endorsement, promotion, or marketing of any product or technology. In speaking with or to any third parties or if citing Consultant in any context, format, or document, the following disclaimer must be presented: “Participation by Dr. Bottomley [in the development of this product or as an advisor, consultant, speaker, or member of the Scientific Advisory Board] does not constitute or imply endorsement by the Johns Hopkins University or the Johns Hopkins Hospital and Health System.” Consultant shall not publish, nor submit for publication, any work resulting from the Services provided hereunder without prior written approval from Company. If Consultant is listed as an author on any publication resulting from performance of Services under this Agreement, the following form of acknowledgement must be added to the body of the publication:

a) If Consultant’s contributions to the work result wholly from the Services performed under this Agreement, Consultant’s position, address, and contact information will be listed as at the Company, and JHU will not be mentioned in this reference (with the exception that, in the event that JHU’s name is included in the official mailing address of a biotechnology park and the Company’s premises are located therein, then JHU’s name may be included as a legitimate mailing address); or

b) If Consultant’s contributions to the work include materials arising out of both the Services performed under this Agreement and work done at JHU: “Dr. Bottomley is a paid consultant to SurgiVision, Inc. This arrangement has been approved by Johns Hopkins University in accordance with its conflict of interest policies.”

5. No Conduct of Clinical Research. Consultant shall be engaged by the Company to provide consulting services only as set forth in Section 1 above, and shall not direct or conduct clinical trials for or on behalf of the Company under this Agreement. Data provided to Consultant under this Agreement will not include any identifying information regarding patients or human subjects and Consultant will not have access to this information, either directly or indirectly through coding systems that link de-identified data to individual persons.

6. Ownership of Intellectual Property. All discoveries, inventions, improvements, or processes (whether patentable or not) conceived or first reduced to practice by Consultant, whether alone or in collaboration with employees of or other consultants or advisors to the Company, resulting from the Services rendered under this Agreement will be owned exclusively by the Company. Consultant shall assign to the Company all rights, title, and interest thereto and agrees to execute any documents attesting to the ownership thereof as requested by the Company. Consultant shall reasonably assist the Company in obtaining or perfecting the Company’s rights, title, and interest, including, without limitation, the filing and prosecution of any patent applications. The Company shall have no rights under this Agreement to any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research a) financed in whole or in part by funds provided by or under the control of JHU, or b) using the facilities, resources, or employees of JHU (which for this purpose does not include any materials, resources, or space that the Company is granted use of by JHU via formal institutional transactions, including rent of incubator space, hourly charges to the Company by JHU for services, and the like).

7. Compensation. In consideration for Consultant’s Services hereunder, the Company shall pay Consultant as follows:

a) $60,000 per year, payable in equal monthly installments; and

b) Reasonable out-of-pocket expenses (upon presentation of appropriate receipts) incurred by Consultant, including all travel, food and lodging in connection with the Services provided hereunder.

Payment shall be made within forty-five (45) days of receipt of an invoice of itemized services and submission of appropriate vouchers and receipts as may be reasonably necessary to substantiate Consultant’s out-of-pocket expenses.

Consultant shall not be paid vacation, holiday, or sick time during the term of the Agreement. In the event of premature termination of this Agreement, the Company shall pay Consultant for the Services performed and expenses incurred through the date of termination. In the event of any overpayment by the Company, Consultant shall, upon submission by the Company of documents evidencing such overpayment, remit the same to the Company within thirty (30) days after termination. Consultant shall also cooperate with Company in producing documents as evidence of overpayment of either party.

8. Term and Termination. This Agreement shall be effective for a period of twenty-four (24) months, beginning May 1, 2011 and ending April 30, 2013.

This Agreement may be extended by written agreement signed by both parties. Either party may terminate this Agreement with or without cause upon giving thirty (30) days prior written notice to the other party. Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith. Any written agreements altering the term and/or conditions of this agreement may be subject to advance review and approval by the Johns Hopkins University School of Medicine’s Office of Policy Coordination.

9. Compliance. In the performance of the Services hereunder, Consultant shall comply with all applicable federal, state, and local laws, regulations, and guidelines. Consultant shall also comply with the Company’s policies while on the Company premises.

10. Independent Contractor. Consultant’s status under this Agreement is that of an independent contractor. Consultant shall not be deemed an employee, agent, partner, or joint venturer of the Company for any purpose whatsoever, and Consultant shall have no authority to bind or act on behalf of the Company. This Agreement shall not entitle Consultant to participate in any benefit plan or program of Company. Consultant shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

11. Assignment. Consultant may not assign this Agreement or any interest herein, or delegate any of his duties hereunder, to any third party without the Company’s prior written consent, which consent is within the Company’s sole discretion to grant or withhold. Any attempted assignment or delegation by Consultant without such consent shall be null and void.

12. Debarment. Consultant warrants and represents that Consultant has never been, is not currently, and during the term of this Agreement, will not become:

a)   an individual who has been debarred by the U.S. Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. 335a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

b)   a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. 335a (a) or (b) (“Debarred Entity”) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

Consultant further warrants and represents that no Debarred Individual or Debarred Entity has performed or rendered, or will perform or ender, any services or assistance relating to activities taken pursuant to this Agreement. Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigation of, or debarment proceedings against Consultant or any person or entity performing services or rendering assistance relating to activities taken pursuant to this Agreement, and Consultant will immediately notify the Company if Consultant becomes aware of any such circumstances during the term of this Agreement.

13. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This agreement may be modified only by written agreement signed by the parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflicts of laws rules.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date(s) set forth below, but with an effective date as of May 1, 2011.

COMPANY:

SurgiVision, Inc.

By:	/s/ Kimble Jenkins
Name:	Kimble Jenkins
Title:	CEO

Date:	effective May 1, 2011

Address:

One Commerce Square

Suite 2550

Memphis, TN 38103

CONSULTANT:

/s/ Dr. Paul Bottomley
Dr. Paul Bottomley

Date:	effective May 1, 2011